Exhibit 99.1

January 25, 2018

Zosano Announces Results of Special Meeting of Stockholders and

1-for-20 Reverse Stock Split

Shares of Common Stock Will Begin Trading on Split-Adjusted Basis

on January 26, 2018

FREMONT, Calif., Jan. 25, 2018 (BUSINESS WIRE)—Zosano Pharma Corporation (NASDAQ:ZSAN) (“Zosano” or the “Company”) a clinical-stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using its proprietary ADAM technology, today announced the results of the special meeting of stockholders held on January 23, 2018 and that the Company will effect a reverse stock split of its issued and outstanding common stock. At the special meeting, shareholders approved all of the proposals, which included: (i) approval to increase the number of authorized shares from 100,000,000 to 250,000,000; and (ii) approval authorizing the Company’s Board of Directors, in its discretion, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) at a ratio ranging from 1-for-5 to 1-for-20 to be determined by the Board of Directors.

Following the special meeting of stockholders, the Company’s Board of Directors approved the implementation of a reverse stock split, determined the appropriate reverse stock split to be a ratio of 1-for-20 and approved the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of the Company to effectuate the reverse stock split.

The Company will effect a reverse stock split of its issued and outstanding common stock at an exchange ratio of 1-for-20, at 5:00 p.m. Eastern Time on Thursday, January 25, 2018. The Company’s common stock will begin trading on a split-adjusted basis on Friday, January 26, 2018 under a new CUSIP number, 98979H202, and will remain listed on the Nasdaq Capital Market under the symbol “ZSAN”.

Upon the effectiveness of the reverse split at 5:00 p.m. Eastern Time on January 25, 2018, each twenty shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. Proportional adjustments also will be made to the shares issuable in connection with the Company’s outstanding stock options and warrants. As a result of the reverse split, there will be approximately 2.0 million shares of common stock outstanding.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Fractional shares will not be issued as a result of the reverse stock split; instead, holders of pre-reverse stock split shares of the Company’s common stock who otherwise would have been entitled to receive a fractional share will receive a cash payment in lieu of such fractional share.

The Company’s transfer agent, Computershare Trust Company, N.A., will act as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock. Stockholders should direct any questions concerning the reverse stock split to their broker or the Company’s transfer agent, Computershare Trust Company, N.A., at 1-800-546-5141.

About Zosano Pharma

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using its proprietary Adhesive Dermally-Applied Microarray, or ADAM technology. The Company recently announced positive results from its ZOTRIP study that evaluated M207, which is its proprietary formulation of zolmitriptan delivered via its ADAM technology, as an acute treatment for migraine. Zosano is focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. The Company anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding statements relating to the reverse stock split and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties and include, without limitation, the risk that the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split, as well as risks associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K, as amended. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Chief Financial Officer

510-745-1200